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                                                                    EXHIBIT 10.1

                                   AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

THIS AMENDMENT ("Amendment"), made as of November 1, 2001, by and between JDS Uniphase Corporation, a Delaware corporation (the "Company"), with its principal United States offices located at San Jose, California, and Greg Dougherty (the "Executive");

                                    PREMISES

        WHEREAS the Employee is a valued employee of the Company, serving in a senior management position;

        WHEREAS the Executive and the Company are parties to an Employment Agreement dated October 29, 1998 (the "Employment Agreement"), a Change of Control Agreement dated February 10, 2000 (the "Change of Control Agreement") and a Transition Agreement dated July 9, 2000 (the "Transition Agreement"), collectively referred to herein as the "Executive Agreements";

        WHEREAS the Executive and the Company wish to clarify their existing relationship; therefore:

        The parties hereby amend the Agreement as follows:

        1.     Scope of Amendment:

               This Amendment shall only serve to modify and amend those sections and provisions of the Executive Agreements specifically modified and amended herein, and the Executive Agreements shall remain in full force and effect, as so modified by this Amendment. In the event of any conflict between this Amendment and the Executive Agreements, this Amendment shall prevail, take precedence and govern the rights and obligations of the parties. Except as specifically provided in this Amendment, defined terms in the Executive Agreements shall have the same meaning for purposes of this Amendment.

        2.     Period of Employment

               Section 1 of the Employment Agreement is amended and restated in its entirety to read as follows:

               The Company hereby employs Employee as Executive Vice President and Chief Operating Officer of the Company, with the duties and responsibilities described in Section 2, for the compensation specified in Sections 3 and 4 and for the period commencing on July 30, 2001 and ending upon termination as provided in Section
               5. Employee hereby accepts employment by the Company in such capacity, upon the terms and conditions set forth in this Agreement.

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        3.     Compensation

               Section 3(b) of the Employment Agreement shall be amended by: (a) removing the words "one hundred percent (100%)" and inserting in their place "one hundred and twenty percent (120%)"; and (b) removing the word "50%" and inserting in its place "60%".

        4.     Termination

               Section 5(b) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

                      In the event the Company terminates Employee's employment pursuant to subsection (a) above other than for cause (as defined below), or the Employee resigns following a reduction in base pay and bonus when said reduction is not in conjunction with similar reductions in base pay and bonus with other Senior Executives or Employee is no longer in the role of Executive Vice President and Chief Operating Officer or at least equivalent position, Employee shall be entitled to the following benefits:

                             (i) An amount, payable in one lump sum, equal to
                      salary for a period of two (2) years, at the Employee's annual salary in effect upon the effective date of termination of Employee's employment;

                             (ii) Accelerated vesting, for two (2) additional
                      years from the effective date of termination of Employee's employment, of all outstanding stock options then held by Employee; and

                             (iii) An amount, payable in one lump sum, equal to
                      One Hundred and Twenty Percent (120%) of Employee's annual salary in effect upon the effective date of termination of Employee's employment;

                             (iv) For a period of twenty-four (24) months
                      following the termination of Employee's employment pursuant to this Agreement, the Company will: (a) during the COBRA period, pay the cost to maintain medical benefits under COBRA, provided that Employee will continue to pay the amount Employee paid for medical insurance prior to the termination of Employee's employment plus up to 2%, provided Employee adheres to the terms of COBRA; and (b) following the COBRA period (in the event the COBRA period is less than twenty-four (24) months), reimburse Employee for 100% of the cost for Employee to procure medical benefits reasonably comparable with the Company's then current medical benefit plan(s) LESS the amount Employee paid for medical insurance under COBRA during the COBRA period;

                             (v) $200,000 of the "Housing Assistance Loan"
                      described in the Terms of Offer dated February 21, 1997 will be forgiven if termination occurs during the first five (5) years of employment at the Company and the balance of the loan is due upon close of escrow of the sale of the house or within one (1) year, whichever comes first;

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                             (vi) At Employee's option: (a) the Company shall
                      repurchase Employee's California house within one (1) year of Employee's termination date, at the higher of the original purchase price or the appraised value at the time of termination; or (b) or Employee shall pay the balance of the Housing Assistance Loan within one (1) year of the termination date.

        5.     Term of Agreement

               (a) Section 1 of the Change of Control Agreement shall be amended by removing the words "eighteen (18) months" and inserting in their place the words "four (4) years".

               (b) Section 2 (c) of the Transition Agreement shall be amended by removing the words "18 months" and inserting in their place the words "four (4) years".

        6.     Termination Following a Change of Control

               (a) Clause (ii)(2) of Section 3.a. of the Change of Control Agreement shall be amended and restated in its entirety as follows:

                      the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount in cash equal to the two times the sum of (A) the Base Amount, and the greater of (B) the Bonus Amount, or (C) the amount equivalent to twelve (12) times the sum of 5% of the Executive's then-current annual base salary;

               (b) Clause (ii)(3) of Section 3.a. of the Change of Control Agreement shall be amended by removing the words "twelve (12) months" and inserting in their place the words "twenty-four (24) months".

        7.     Effective Date of this Amendment:

               The effective date of this Amendment shall be the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

        JDS Uniphase Corporation

    /s/ Josef Straus                           /s/ Greg Dougherty
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          Jozef Straus                              Greg Dougherty
President and Chief Executive Officer